Filed Pursuant to Rule 424(b)(3)

Registration No. 333-187352

AMERICAN BAR ASSOCIATION MEMBERS / NORTHERN TRUST COLLECTIVE TRUST

Supplement Dated December 18, 2013

to Prospectus Dated April 24, 2013

INTRODUCTION

This document (this “Supplement”) is intended to supplement the information contained in the Prospectus dated April 24, 2013 (the “Prospectus”) for units of beneficial interest in the American Bar Association Members / Northern Trust Collective Trust (the “Collective Trust”). This Supplement describes the deregistration of units of beneficial interest in the collective investment funds established under the Collective Trust, which is expected to occur on or about December 18, 2013.

Generally, terms not defined in this Supplement that are defined in the Prospectus have the same meanings given to such terms in the Prospectus. This Supplement should be read together with the Prospectus, which was previously sent or is currently being provided to you. Upon written or oral request, a copy of the Prospectus will be provided to you without charge. You can request the Prospectus by writing to the ABA Retirement Funds Program, Post Office Box 5142, Boston, Massachusetts 02206-5142 or by calling (800) 348-2272; or from the website of the ABA Retirement Funds Program (the “Program”) at www.abaretirement.com, where you can also access an electronic version of the Prospectus.

DEREGISTRATION OF UNITS

Reference is made to (i) “Summary of Funds—The Units” in the Prospectus, where it is stated that the Collective Trust issues both Units that are registered under the Securities Act of 1933 (the “1933 Act”) and Units that are not so registered, and (ii) “Where You Can Find More Information” in the Prospectus, where it is stated that the Collective Trust is subject to the informational requirements of the Securities Exchange Act of 1934 (the “1934 Act”) and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the “Commission”).

On November 25, 2013, the staff of the Division of Investment Management of the Commission issued a letter to the Collective Trust to the effect that the staff would not recommend enforcement action to the Commission against the ABA Retirement Funds or the Collective Trust if the Collective Trust ceases to register the Units under the 1933 Act in reliance on Rule 180 and the sponsorship of the Program by the ABA Retirement Funds in connection with the issuance of Units to all employee benefit plans covering self-employed individuals that currently invest in the Collective Trust as well as all such employee benefit plans that in the future invest in the Collective Trust. Accordingly, the Collective Trust has filed a post-effective amendment to various of its registration statements on Form S-1 under the 1933 Act to remove the Units from registration under the 1933 Act, and upon effectiveness of such post-effective amendment, the Collective Trust will cease to register the Units under the 1933 Act. Shortly thereafter, the Collective Trust expects to file a Form 15 under the 1934 Act suspending its obligations to comply with the informational requirements of the 1934 Act.